Exhibit 10.31.2

December 22, 2008

Lewis B. Kaden

Citigroup Inc.

399 Park Avenue

New York, NY 10043

Dear Lew:

In our letter agreement dated June 14, 2005 (the “Letter Agreement”), we agreed to amend the Letter Agreement as necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and set forth below are such amendments:

If any shares of Citi stock are to be delivered to you under Section 10(a)(4) of the Letter Agreement, such shares shall vest and be delivered to you in accordance with the terms of the applicable prospectus.

Notwithstanding anything to the contrary in the Letter Agreement, in the event that you are a “specified employee” (within the meaning of Section 409A(2)(B) of the Internal Revenue Code) on the date of your separation from service within the meaning of Section 409A of the Internal Revenue Code, all payments of deferred compensation payable to you as a result of such separation from service that would otherwise be payable during the six months following such separation from service shall instead be paid, without interest, on the first business day after the six-month anniversary of your separation from service or, if earlier, on the date of your death.

Very truly yours,

/s/ Paul McKinnon
Paul McKinnon
Head, Human Resources

Accepted and agreed:

/s/ Lewis B. Kaden
Lewis B. Kaden